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                                                                   Exhibit 10.38



                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT is made and entered into as of November 20, 1998, between PolyVision Corporation, a New York corporation (the "Company"), and Michael H. Dunn (the "Executive").

                              W I T N E S S E T H :
                              --------------------


         WHEREAS, pursuant to a Stock Purchase Agreement, dated as of September 1, 1998, as amended (the "Purchase Agreement"), by and among the Company, Alliance International Group, Inc. (formerly known as AIG Holdings, Inc.) ("AIG") and the stockholders of AIG (including the Executive) (the "Sellers"), the Company has agreed to purchase, and the Sellers have agreed to sell, all of the outstanding capital stock of AIG (the "Acquisition");

         WHEREAS, the Executive has been employed by AIG and is presently serving as the Chairman and Chief Executive Officer of AIG;

         WHEREAS, the Company recognizes that the Executive possesses an intimate knowledge of the business and affairs of AIG and, in connection with the Acquisition, the Company wishes to be assured that it will have the continued benefit of the services and advice of the Executive and the Executive's agreement to maintain the confidentiality of certain information and not to compete with the Company as set forth herein;

         WHEREAS, execution of this Agreement is a condition to the obligation of the Company to effect the Acquisition; and

         WHEREAS, the Executive is willing to be employed by the Company and, coincident with and/or following that employment, is also willing to maintain information as confidential and to agree not to compete on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, but subject to the consummation of the Acquisition under the Purchase Agreement, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

         2. TERM. The Company shall employ the Executive, and the Executive shall serve the Company during an initial three-year period (including any extension thereof, the "Term") commencing on the day immediately following the Closing Date (as such term is defined in the Purchase Agreement) (the "Commencement Date"). By notice given to the Executive no sooner than 22 months and no later than 24 months following the Commencement Date, the Company shall have the right to offer the Executive a three-year extension to the Term of this Agreement on substantially the same terms and conditions, but in no event at a less favorable compensation level.


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The Executive shall have 60 days following the receipt of such notice to accept the Company's extension offer. In no event, however, shall the Term of the Executive's employment hereunder extend beyond the end of the month in which the Executive's 65th birthday occurs.

         3. POSITION AND DUTIES. The Executive shall initially serve as the President and Chief Operating Officer of the Company with such responsibilities, duties and authority as are customary for such a position and office and, provided they are not inconsistent with the foregoing, as may from time to time be assigned to the Executive by the Company's Board of Directors (the "Board") and/or the Chief Executive Officer. The Executive shall devote all of his working time and efforts to the business and affairs of the Company, provided that the Executive may be involved in charitable and trade association activities and make passive investments that do not materially detract from the discharge of his responsibilities hereunder; PROVIDED, HOWEVER, that any such passive investments shall not be in companies that are competitors of the Company.

         4. DIRECTOR. The Company shall cause the Executive to be nominated for election to the Board for so long as the Executive remains the Company's President and/or Chief Executive Officer, if so named.

         5. COMPENSATION AND RELATED MATTERS.

            (a) SALARY. During the term of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary of $240,000 (the "Base Salary"), such salary to be paid in substantially equal periodic installments in accordance with the normal payroll practice of the Company. If and when the Executive assumes the additional title of Chief Executive Officer, during the Term of this Agreement, the Base Salary shall be increased to $280,000 for the remainder of the Executive's employment hereunder. The Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

            (b) SIGNING BONUS. The Executive shall be paid a signing bonus of $30,000, which shall be paid in cash, less applicable withholding taxes and other governmental requirements, within 30 days after the Commencement Date.

            (c) DISCRETIONARY BONUS. The Executive will be eligible to receive an annual bonus within 90 days after the end of each fiscal year of the Company equal to up to 45% of the Base Salary, with the actual amount of such annual bonus to be determined by the Board, and with such determination to be based upon the Company's and the Executive's achievement of budgetary and other objectives, as set by the Board and the Chief Executive Officer, and upon their discretionary evaluation of the Executive's performance.

            (d) EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including, but not limited to, all expenses of travel and associated living expenses while away from home when such travel is at the request and in the service of the Company.


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

            (e) CAR ALLOWANCE. During the term of the Executive's employment hereunder, the Executive will be eligible to receive a monthly car allowance equal to a net after-tax amount of $800 per month.

            (f) STOCK OPTIONS.

                (i) The Executive shall be entitled to receive stock options (the "Stock Options") to purchase 250,000 shares of Common Stock, par value $.001 per share, of the Company at an exercise price equal to $1.50 per share, vesting in four equal installments of 62,500 shares on the first, second, third and fourth annual anniversaries of the Commencement Date, and pursuant to a customary stock option agreement, which the Executive and the Company shall enter into by no later than the first annual anniversary of the Commencement Date.

                (ii) In the event of termination of employment (A) by the Executive without Good Reason (as defined in Section 7(d)) or not pursuant to a Lack of Advancement (as defined in Section 7(e)) or not pursuant to a Change of Control (as defined in Section 7(f)), on or prior to the fourth annual anniversary of the Commencement Date or (B) pursuant to Section 7(c), all Stock Options not theretofore exercisable will lapse and be forfeited. In the event the Executive's employment is terminated for any other reason on or prior to the fourth annual anniversary of the Commencement Date, all Stock Options not theretofore exercisable will thereupon become exercisable. Except as otherwise provided in the following paragraph, each Stock Option will expire ten years after it is granted.

                (iii) In the event of the termination of the employment of the Executive, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be, (A) within 12 months of the Date of Termination, as defined in Section 7(i), if the termination is due to Disability, as defined in Section 7(b), (B) in the event of death of the Executive, within 12 months of the Date of Termination, as defined in Section 7(i), if the termination is due to death OR within three months of the date of death if the termination was pursuant to Disability, or
(C) within three months of the Date of Termination if the termination is for any other reason; PROVIDED, HOWEVER, that in the event the Executive's employment is terminated with Cause, all unexercised and exercisable stock options granted to him hereunder become null and void immediately upon termination.

            (g) OTHER BENEFITS. The Executive shall be entitled to participate in all of the fringe benefit plans and arrangements of the Company (including, without limitation, the Company's group life insurance and accident plan, medical and dental insurance plan, and disability plan) as are provided from time to time to other senior executives of the Company. The Executive's life insurance policy shall be in an amount of not less than one year's compensation and benefits of the Executive. In addition, the Company shall obtain (as the beneficiary) and pay the premiums of a key-man life insurance policy on the life of the Executive for the purpose of paying to the Executive's estate the Executive's proportionate interest in the Seller Note (as such term is defined in the Purchase Agreement) at the time of his death.

            (h) ANNUAL PHYSICAL EXAMINATION. During the term of this Agreement, the Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in undergoing an annual physical examination by a licensed physician.

         6. ADDITIONAL OFFICES. Subject to Sections 3 and 4, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive shall receive indemnification from any such subsidiaries (to the same extent as indemnified by the Company) for serving in any and all such capacities.

         7. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

            (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

            (b) DISABILITY. The Company may terminate the Executive's employment hereunder if, as a result of the Executive's incapacity due to physical or mental illness ("Disability"), the Executive shall have been absent from his duties hereunder on a full-time basis for 180 days during any eight-month period.

            (c) CAUSE. The Company may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's Disability) after written notice is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which failure is not cured within 30 days after such written notice, (ii) the willful engagement by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity pursuant to Section 8 hereof) or (iii) the determination during the period that encompasses one full audit cycle (with such period ending after the Company's independent public accountants render their audit opinion for the fiscal year ending April 30, 2000) that the Representation Letter, dated September 1, 1998, previously provided by the Executive to the Company contained any material misrepresentations. The Company's right to terminate this Agreement pursuant to
Section 7(c)(iii) shall be the Company's sole and exclusive remedy under this Agreement with respect to material misrepresentations contained in said Representation Letter, provided that the foregoing shall not relieve the Executive of any liability he may have specifically as a "Seller" for any misrepresentation or breach of warranty made by the Executive in the Purchase Agreement. For purposes of this paragraph, an act, or failure to act, on the Executive's part shall not be considered "willful" if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interests of the Company.

            (d) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by the Executive to the Company or (ii) any change in the Executive's title, except in the event that the Executive is named Chief Executive Officer, or any substantial reduction in the Executive's duties if such reduction is without his consent.

            (e) TERMINATION BY THE EXECUTIVE PURSUANT TO LACK OF ADVANCEMENT. The Executive may terminate his employment hereunder pursuant to "Lack of Advancement." For purposes of this Agreement, "Lack of Advancement" shall mean a failure by the Company to name the Executive as its Chief Executive Officer on or before January 1, 2000, preceded by a good faith attempt, consistent with the fiduciary obligations of the Board, to announce such intention on or about May 15, 1999.

            (f) TERMINATION BY THE EXECUTIVE PURSUANT TO A CHANGE OF CONTROL. The Executive may terminate his employment hereunder pursuant to a "Change of Control." For purposes of this Agreement, "Change of Control" shall be deemed to have occurred when there has been a material change in the Executive's duties and responsibilities AND (i) a third person, including a "group," as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than The Alpine Group, Inc. or its affiliates (individually and collectively referred to hereafter as "Alpine"), becomes the beneficial owner of shares of the Company (and such beneficial ownership continues for five consecutive days) having a larger percentage of the total number of votes that may be cast for the election of directors of the Company than the percentage that Alpine has as a result of Alpine's beneficial ownership of shares of the Company AND Alpine, at such time, is beneficial owner of shares of the Company having less than 20% of the total number of votes that may be cast for the election of directors of the Company, or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of the Company or any successor.

            (g) TERMINATION ELECTION.

                (i) A notice to Executive by the Company will constitute an election by the Company to terminate the Executive's employment (A) 30 days following the date of delivery of the notice if the termination is without Cause and (B) upon the date of delivery of the notice if the termination is with Cause.

                (ii) A notice to the Company by the Executive will constitute an election by the Executive to terminate the Executive's employment 60 days following the date of delivery of the notice.

            (h) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written notice to the other party hereto, in accordance with
Section 11 hereof, which shall indicate, the specific termination provision in this Agreement relied upon and, in the case of termination pursuant to Sections 7(b), (c), (d), (e) or (f), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated (the "Notice of Termination"). If the Company desires to disseminate a press release that relates to any termination of the Executive's employment by the Company or by the Executive, the Company will review the proposed press release with the Executive prior to its dissemination.

                (i) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to
Section 7(b) above, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period and provided further that such Date of Termination shall not be as of a date earlier than the last day of the consecutive eight-month period described in Section 7(b) above), (iii) if the Executive's employment is terminated by either of the elections pursuant to
Section 7(g) above, the applicable date of termination determined under Section 7(g) above, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

         8. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

            (a) During any period that the Executive fails to perform his duties hereunder and such failure is the result of Disability, the Executive shall continue to receive, or receive the benefit of (as the case may be), all items described in Section 5 hereof at the rate then in effect for such period until his employment is terminated pursuant to Section 7(b) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment, under disability benefit plans of the Company or under the Social Security disability insurance program, where such amounts were not previously applied to reduce any such payment.

            (b) In the event of a termination due to Disability, the Company shall maintain in full force and effect, for the remainder of the month following the Date of Termination, all employee welfare benefit plans and programs in which the Executive was entitled to participate in immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs.

            (c) If the Executive's employment is terminated as a result of his death, for the remainder of the month after the date of his death, the Company shall pay to the Executive's estate any amounts due to, or for the benefit of the Executive, or which would otherwise have been paid to the Executive under
Section 5 hereof.

            (d) If the Executive's employment is terminated by the Company for Cause, or the Executive's employment is terminated by the Executive without Good Reason, the Company shall pay all amounts under Section 5 hereof, due to, or for the benefit of, the Executive through

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the Date of Termination at the rate in effect at the time Notice of Termination was given, PROVIDED, HOWEVER, that such amounts shall not include any dicretionary bonus pursuant to Section 5(c), and the Company shall have no further obligations to the Executive under this Agreement.

            (e) If the Executive's employment is terminated without Cause by the Company or if the Executive terminates his employment for Good Reason, the Company will pay the Executive (i) an amount equal to 100% of the balance of the Base Salary in such increments and such manner as the Executive's salary was paid prior to termination (at the Executive's then current compensation level on the Date of Termination pursuant to Section 5(a)) as would have been payable to the Executive if he had remained employed with the Company for the complete Term and (ii) if the Date of Termination is more than six months into the fiscal year of the Company, any discretionary bonus that the Executive may be elligible to receive pursuant to Section 5(c) prorated in accordance with the Date of Termination; and the Executive and the Company shall thereupon each be released from all further obligations to each other.

            (f) If the Executive shall terminate his employment pursuant to a Change of Control or Lack of Advancement, then the Company will pay the Executive within 30 days of the Date of Termination a lump sum amount equal to 100% of the balance of the Base Salary (at the Executive's then current compensation level on the Date of Termination pursuant to Section 5(a)) that would have been payable to the Executive if he had remained employed with the Company for the complete Term, and the Executive and the Company shall thereupon each be released from all further obligations to each other.

            (g) The Company's obligation to make those payments and provide the benefits described in this Section 8 shall cease if Executive is in violation of the provisions of Section 9 hereof.

         9. NONDISCLOSURE; NONSOLICITATION; NONCOMPETITION.

            (a) The Executive agrees that he will not, either directly or indirectly, use or divulge to any person, firm, corporation, partnership or other legal entity, either during the term of this Agreement or thereafter, or make known to any person, firm, corporation, partnership or other legal entity, any Confidential Information (as hereinafter defined) of the Company. Executive shall keep secret and confidential all matters entrusted to the Executive and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. For purposes of this Agreement, "Confidential Information" shall mean and include, without limitation, any patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," trade secrets, technology, custom computer hardware or software, customer or client lists, details of client contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers or suppliers, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs, processes, procedures, formulas or

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improvements of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof. The term "Confidential Information," as used herein, does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or others acting on his behalf or which is generally known in the information display technology business.

            (b) The Executive further agrees that he will not solicit, interfere with or endeavor to entice away from the Company any customer or employee of the Company for (i) a period of six years following the Commencement Date in the event this Agreement is extended, pursuant to Section 2 hereof, (ii) a period of three years following the Commencement Date in the event this Agreement is not extended at the Company's election, pursuant to Section 2 hereof, EXCEPT in the event of termination of the Executive by the Company without Cause, (iii) a period of four years following the Commencement Date in the event this Agreement is not extended at the Executive's election, pursuant to Section 2 hereof, EXCEPT in the event of termination of the Executive by the Company without Cause, or (iv) the period following the Commencement Date and up to the Termination Date in the event of termination of the Executive by the Company without Cause.

            (c) The Executive agrees he will not within the United States of America or the European Union, directly or indirectly, engage in any business or own or control any interest in, or act as a shareholder, director, officer, partner, trustee, employee, independent contractor, consultant or other agent of any person, firm, corporation, partnership or other legal entity, directly or indirectly engaged in the business conducted by the Company for (i) a period of six years following the Commencement Date in the event this Agreement is extended, pursuant to Section 2 hereof, (ii) a period of three years following the Commencement Date in the event this Agreement is not extended at the Company's election, pursuant to Section 2 hereof, EXCEPT in the event of termination of the Executive by the Company without Cause, (iii) a period of four years following the Commencement Date in the event this Agreement is not extended at the Executive's election, pursuant to Section 2 hereof, EXCEPT in the event of termination of the Executive by the Company without Cause, or (iv) the period following the Commencement Date and up to the Termination Date in the event of termination of the Executive by the Company without Cause. The Executive acknowledges that the business of the Company extends beyond the geographic area of the State of New York (and is intended to extend nationally and internationally) and that, accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic areas but throughout the United States of America and the European Union.

            (d) The Executive acknowledges that the foregoing provisions are an essential part of the transactions contemplated by the Purchase Agreement, and the Executive agrees to be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be enforceable. If any court of competent jurisdiction should determine that the duration, reach and/or scope (geographic or otherwise) of the agreements contained herein are unreasonable, then to the fullest extent permitted by law, the court may prescribe a reasonable duration, reach and/or scope (geographic or otherwise).


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         10.SUCCESSORS; BINDING AGREEMENT.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets or which otherwise becomes bound by this Agreement by operation of law.

            (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die at a time when amounts would be payable to him hereunder if he were then alive, all such amounts, unless otherwise provided for herein, shall be paid in accordance with the terms of this Agreement, to the Executive's estate.

         11. NOTICES. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:               Mr. Michael H. Dunn
                                            1963 Calder Court
                                            Atlanta, Georgia 30338

         If to the Company:                 PolyVision Corporation
                                            48-62 36th Street
                                            Long Island City, New York 11101
                                            Attn: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or


                                       9
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conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

         13. RELOCATION. The Company does not currently expect that the Executive will be required to relocate his residence from the Atlanta, Georgia vicinity while serving as an executive officer of the Company. In the event the Board does require the Executive to relocate his residence from the Atlanta, Georgia vicinity, and the Executive is unwilling to do so at such time, the Executive shall be entitled to terminate his employment hereunder and such termination shall be considered to be for Good Reason.

         14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written. The Executive confirms that the Senior Management Agreement, dated October 2, 1997, and side letter, between the Executive and Alliance America Corporation is terminated as of the date hereof, with no further liability or obligation on the part of the Company, AIG, Alliance America Corporation or any of their respective affiliates.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             POLYVISION CORPORATION



                             By: /s/ Joseph A. Menniti
                                -------------------------------------------
                                Joseph A. Menniti
                                Chief Executive Officer


                                 /c/ Michael H. Dunn
                                ------------------------------------------
                                         Michael H. Dunn






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